EXHIBIT 4.8

                     ADDENDUM TO CONVERTIBLE DEBENTURE AND
                        WARRANT TO PURCHASE COMMON STOCK

This Addendum to Convertible Debenture and Warrant to Purchase Common Stock ("Addendum") is entered into as of the ___ day of May 2005 by and between American Ammunition, Inc., a California corporation ("AAMI"), and La Jolla Cove Investors, Inc., a California corporation ("LJCI").

WHEREAS, LJCI and AAMI are parties to that certain 8% Convertible Debenture dated as of October 4, 2002 ("Debenture"); and

WHEREAS, LJCI and AAMI are parties to that certain Warrant to Purchase Common Stock dated as of October 4, 2002 ("Warrant"); and

WHEREAS, the parties desire to amend the Debenture and Warrant in certain respects.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AAMI and LJCI agree as follows:

1. All terms used herein and not otherwise defined herein shall have the definitions set forth in the Debenture.

2. AAMI shall deposit 4,000,000 unregistered shares of AAMI Common Stock, in the name of La Jolla Cove Investors, Inc., with Donald F. Mintmire ("Escrow Agent"). Upon receipt of confirmation from the Escrow Agent that the shares have been delivered to the Escrow Agent, LJCI shall immediately wire $150,000 to AAMI. This amount shall represent an advance on the $400,000 amount that LJCI is to wire AAMI under the December 10, 2004 Addendum between the parties. If the AAMI registration statement filed for the benefit of LJCI on November 14, 2005 is not declared effective by the Securities and Exchange Commission within nine months from the date hereof, the Escrow Agent shall release the shares to LJCI and LJCI may proceed to sell such shares pursuant to Rule 144. If LJCI sells the shares for net sales proceeds of more than $150,000 (without any interest accruing on this amount), the excess over $150,000 shall be refunded by LJCI to AAMI. LJCI shall have the right to offset any amounts owed to AAMI against any amounts owing to LJCI by AAMI.

3. The Maturity Date of the Debenture and the Expiration Date of the Warrant are extended to June 31, 2008.

4. Except as specifically amended herein, all other terms and conditions of the Debenture and Warrant shall remain in full force and effect.






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IN WINESS  WHEREOF,  AAMI and LJCI have caused this Addendum to be signed by its duly authorized officers on the date first set forth above.

American Ammunition, Inc.                     La Jolla Cove Investors, Inc.

By:    /s/ Andres F. Fernandez                By:    /s/ Norman Lizt
       ---------------------------                   ---------------------------
Name:  Andres F. Fernandez                    Name:  Norman Lizt
       ---------------------------                   ---------------------------
Title: President and CEO                      Title:
       ---------------------------                   ---------------------------


I agree to act as escrow agent hereunder, in accordance with the terms hereof.

/s/ Donald F. Mintmire
----------------------------
Donald F. Mintmire

Dated: ________________________